Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148375) pertaining to the Forestar Real Estate Group 2007 Stock Incentive Plan of our report dated March 4, 2009, with respect to the consolidated financial statements and schedule of Forestar Group Inc. and subsidiaries (Forestar Group) and our report dated March 4, 2009, with respect to the effectiveness of Forestar Group’s internal control over financial reporting included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/  Ernst & Young LLP

Austin, Texas
March 4, 2009